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                                                                     EXHIBIT 4.1
                  FISERV PREDECESSOR-EMPLOYER RETIREMENT PLAN
































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                    ARTICLE I. Definitions and Construction

     I.1. The following words and phrases, as used in the Plan or Trust, shall have the meaning specified below unless a different meaning is plainly required by the context. Where appropriate, other terms are defined and set forth elsewhere in the Plan and Trust.

     (a) Annuity Starting Date - means either (a) the first day of the first period for which a benefit is paid as an annuity to the Participant, or (b) if the Participant's benefit is not payable in the form of an annuity, the first day as of which all events have occurred which entitle the Participant to such benefit.

     (b) Approved Leave of Absence - means any absence authorized by the Employer under the Employer's standard personnel practices; provided, however, that the Employee returns to work within the period specified in the Approved Leave of Absence and that for purposes of this Plan, all Employees under similar circumstances shall be treated alike in the granting of Approved Leaves of Absence.

     (c) Beneficiary - means the person or persons entitled to receive any benefits under the Plan in the event of a Participant's death.

     (d) Board of Directors (or Board) - means the Board of Directors of Fiserv, Inc.

     (e) Code - shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

     (f) Committee - means the persons from time to time designated and appointed by the Board to have general charge of the administration and interpretation of the Plan, which persons may also be designated and appointed by the Board to be and perform the functions of the Trustee.

     (g) Company Stock Fund - means a fund which invests only in Fiserv, Inc. common stock.

     (h) Effective Date - means October 1, 1983, the date on which the provisions of this Plan initially became effective.

     (i) Employee - means a person employed by the Employer on or after the Restatement Date. Notwithstanding the preceding, (i) any leased employee, as defined in Code Section 414(n)(2), and (ii) any individual performing services for the Employer as an independent contractor or other contract service provider under the terms of a contract, agreement or other special arrangement between the Employer and the individual, or other third party, that the parties do not contemplate being an employment relationship, shall not be considered as an Employee for any purpose under the Plan.


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     (j) Employer - means Fiserv, Inc. and any Related Employer that, with the consent of the Board, adopts this Plan. Such Related Employers also may be referred to as "Participating Employers".

     (k) ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a section of ERISA shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

     (l) Fiduciaries - means the Board, the Committee, the Trustee, the Investment Manager, if any, and any other person who is a "fiduciary" with respect to the Plan within the meaning of ERISA Section 3(21), but only with respect to the specific responsibilities explicitly assigned or allocated to each for Plan and Trust administration.

     (m) Fiscal Year - means the fiscal year of the Employer which presently is the calendar year.

     (n) Fund (or Funds) - means the several investment funds which may be established by the Plan pursuant to Section 4.2.

     (o) Merger Date - means the date on which a Predecessor Plan is merged into the Plan in accordance with Section 1.2.

     (p) Normal Retirement Date - means the date on which the Participant attains sixty-five (65) years of age.

     (q) Participant - means an Employee who is participating in the Plan and Trust in accordance with the provisions of Article II.

     (r) Plan - means the Fiserv Predecessor-Employer Retirement Plan (formerly, the Network Data Processing Corporation Savings & Retirement Plan), as set forth herein and as amended from time to time.

     (s) Plan Year - means the calendar year.

     (t) Predecessor Plan - means any qualified retirement plan that was merged into the Plan, as listed in the attached Schedule A as it shall be amended from time to time.

     (u) Related Employer - means (i) a corporation which is a member of the same controlled group of corporations (as defined by Code Section 414(b)) as the Employer, or (ii) a trade or business (whether or not incorporated) which is under the same common control (as defined by Code Section 414(c)) as the Employer or (iii) a member of an Affiliated Service Group (as defined in Code
Section 414(m)) which also includes the Employer.

     (v) Required Beginning Date - means April 1 of the calendar year following the later of (a) the calendar year in which the Participant retires, or (b) the calendar year in which the Participant attains age 70-1/2, except that the Required


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Beginning Date of a 5-percent owner shall be April 1 of the calendar year following the calendar year in which the 5-percent owner attains age 70-1/2.

     (w)  Restatement Date - means September 30, 1998.

     (x) Termination of Employment - means the termination of an Employee employment with the Employer for any reason.

     (y) Trust (or Trust Fund) - means the Trust of the Fiserv Predecessor-Employer Retirement Plan and the entire Trust estate as it may, from time to time, be constituted, including but not limited to investments, income from any and all investments and any and all other assets, property or money received by or held by the Trustee for the uses and purposes of the Trust.

     (z) Trustee - means the corporation, entity or the individual(s) appointed by the Board to act as trustee of the Trust.

     (aa) Valuation Date - means the last day of the Plan Year, or such other more frequent dates as the Trustees and/or the Committee may, in their sole discretion, select to value the assets of the Plan.

     (bb) Vanguard Fund(s) - means one or more of the regulated investment companies, collective investment funds or other investment media offered by The Vanguard Group, Inc., a Pennsylvania corporation, that may be made available as investment funding media under the Plan, all as selected by the Employer in accordance with Section 8.1 hereof.

     I.2. Plan Mergers - From time to time, Fiserv, Inc., in its sole discretion, may authorize the merger of another plan into this Plan by adopting resolutions duly approved by the Board of Directors, provided the following conditions are satisfied:

     (a)  such other plan is a qualified plan under Code Section 401(a);

     (b) the trust under the other plan is exempt from tax under Code Section 501(a);

     (c)  the sponsor of the other plan approves the merger;

     (d) there are no provisions in the other plan that would prohibit such a merger;

     (e) the merger does not jeopardize the tax exempt status of the Plan or create adverse tax consequences for the Employer;

     (f) each participant in the other plan would (if the Plan then terminated) receive a benefit immediately after the merger that is equal to or greater than the benefit he would have been entitled to receive immediately before the merger (if the other plan had then terminated); and

     (g) the merger does not result in the loss of any benefits required to be protected under Code Section 411(d)(6).


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                     ARTICLE II. Participation and Service

     II.1. Participation - Each Employee who was a Participant in the Plan prior to the Restatement Date shall continue to be a Participant in the Plan. There shall be no contributions to the Plan either by Participants or the Employer on or after the Restatement Date. New Employees of the Employer generally shall not be eligible to become Participants. Notwithstanding the preceding sentence, the Employer may from time to time merge other "frozen" qualified retirement plans into the Plan, in which case participants, including terminated vested participants, in the Predecessor Plan shall immediately and automatically become Participants effective on the Merger Date.

     II.2. Cessation of Participation - An Employee's participation in the Plan shall cease upon the full and complete distribution of his Account.


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                           ARTICLE III. Contributions

     III.1. Contributions - Neither the Employer nor the Participants shall make any contributions to the Plan.



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                   ARTICLE IV. Allocations and Adjustments to
                             Participants' Accounts


     IV.1. Establishment of Separate Accounts - The Trustee shall maintain a separate account for each Participant which shall consist of the following sub-accounts and which shall reflect:

     (i) all Code Section 401(k) contributions ("Salary Reduction Contributions") made on behalf of such Participant to the Trust or to the trust of any Predecessor Plan, and the earnings and expenses attributable thereto (the "Savings Account");

     (ii) all employer matching contributions ("Matching Contributions") made on behalf of such Participant to the Trust or to the trust of any Predecessor Plan, and the earnings and expenses attributable thereto (the "Matching Account");

     (iii) all employer contributions, other than Salary Reduction Contributions and Matching Contributions, made on behalf of such Participant and to the Trust or to the trust of any Predecessor Plan, and the earnings and expenses attributable thereto (the "Employer Contribution Account");

     (iv) all voluntary after-tax employee contributions made by such Participant to the Trust or to the trust of any Predecessor Plan, and the earnings and expenses attributable thereto (the "Voluntary Contribution Account");

     (v) all rollover contributions made by such Participant to the Trust or to the trust of any Predecessor Plan, and the earnings and expenses attributable thereto (the "Rollover Account"); and

     (vi) any other sub-accounts approved by the Committee. Collectively, a Participant's sub-accounts shall be referred to as the Participant's "Account". Any distribution to a Participant or his Beneficiary or any withdrawal by a Participant under Article VI, shall be charged to the appropriate Account (and sub-accounts) of such Participant as of the date of the distribution or withdrawal. Each Participant with an Account under the Plan shall receive written statements from the Trustee each Plan Year showing the Account's current fair market value on at least an annual basis.

      IV.2. Investment of Accounts; Participant Direction of Investments

Except as otherwise provided in applicable Trust provisions or in applicable resolutions of the Board of Directors:

     (a)    Except as provided in Article VI with respect to Plan loans and
Article XIII with respect to the Company Stock Fund, the Account of a Participant shall be invested by the Trustee, as directed by the Participant and as permitted by the Committee, (i) in shares of one or more of the Vanguard Funds as directed by the Participant, which shares shall in turn be credited to such Participant's Account (and any sub-account), (ii) in the


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Company Stock Fund, subject to the provisions of Article XIII, or (iii) in such other form of investment as shall be permitted under the Plan and Trust and as the Participant shall direct. Investment percentages shall be in multiples of five percent (5%). Generally, a Participant may not invest more than 25% of his Account in the Company Stock Fund. Notwithstanding the preceding sentence, if, at the time a Participant's account under a Predecessor Plan is transferred to the Plan, a portion of such account is invested in common stock of Fiserv, Inc., the Participant shall be allowed to retain his investment in the common stock of Fiserv, Inc., even if the investment accounts for more than 25% of the Participant's account. Furthermore, a Participant, who invested a portion of his account under a Predecessor Plan in common stock of Fiserv, Inc. and transferred that stock investment to the Plan, also may invest up to 25% of the non-stock assets transferred to the Plan in the Company Stock Fund, even if the total investment in the Company Stock Fund exceeds 25% of his Account.

     Any investment directions from a Participant shall be made in accordance with nondiscriminatory rules and procedures prescribed by the Committee on a form furnished by the Committee and made available to the Participant. The Committee may also elect in its sole discretion to permit Participants to provide directions directly to the Trustee. To the extent any Participant fails to provide the Committee or the Trustee with directions in accordance with such rules and procedures, such Participant's Account shall be invested in the Vanguard Wellington Fund or other Fund or Funds as the Committee may from time to time designate. Notwithstanding anything to the contrary set forth herein, the rights and obligations in respect of the Company Stock Fund shall be set forth and subject in their entirety to the provisions of Article XIII.

     (b) Subject to 13.3, a Participant (or his Beneficiary) shall be permitted to change his investment directions as to existing amounts in his Account (or any sub-account) under the Plan by directing that the Trustee invest such amounts as permitted at the election of the Committee, (i) in shares of one or more other Vanguard Funds; (ii) in the Company Stock Fund, subject to the provisions of Article XIII, or (iii) in such other form of investment as shall be permitted under the applicable Trust and as the Participant shall direct. Any such change in investment directions shall be made in accordance with nondiscriminatory rules and procedures prescribed by the Committee, and shall be timely furnished to the Trustee. The Committee may limit the number of times each Participant may change investment directions during any Plan Year.

     IV.3. Allocation of Earnings to Participants' Separate AccountIV. Except as otherwise provided in applicable Trust provisions or in applicable resolutions of the Board of Directors, all dividends, capital gains distributions and other earnings received on any shares of a Vanguard Fund, or on such other form of investment as permitted at the election of the Committee, shall be credited to the Account (and appropriate sub-accounts) of a Participant under the Plan and shall be reinvested in additional shares of such Vanguard Fund or such other form of investment as permitted at the election of the Committee and shall be credited to such Account (and appropriate sub-accounts). At the election of the Committee and with the consent of Fiserv, Inc., allocation of earnings on Plan assets shall be pursuant to such other methods as may be permitted under the Code and ERISA.


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     IV.4. No Rights Created by Allocation - Any allocation of earnings to the
Account of a Participant under Section 4.3 shall not cause the Participant to have any right, title or interest in any assets of the Trust, except at the time and under the terms and conditions expressly provided in this Plan.


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                               ARTICLE V. Vesting

     V.1. Full Vesting - A Participant's interest in all amounts allocated to his Account established under Section 4.1 shall at all times be fully vested and nonforfeitable.


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                              ARTICLE VI. Benefits

     VI.1. Determination of Participating Interest - The interest in the Trust assets of any Participant who is eligible for a distribution or withdrawal from the Plan shall be determined as of the closing date of the fiscal half year (or other period which the Trustee is then using for Trust Fund investment purposes, if nearer) which closing date coincides with or immediately precedes the date upon which payment of benefits to such Participant or his Beneficiary commences.

     VI.2. Eligibility to Receive Benefits - A Participant shall not be entitled to receive any distribution of benefits or to withdraw any amounts credited to his Savings Account until the occurrence of the earliest of: (i) the Participant's retirement, (ii) the Participant's death, (iii) the Participant's disability, (iv) the Participant's Termination of Employment with the Employer,
(v) the Participant's attainment of age 59- 1/2, (vi) the Participant's incurring a hardship (as described in Section 6.13), (vii) termination of the Plan without establishment of a successor plan, or (viii) such other event permitted by Code Section 401(k)(2)(B) and the regulations promulgated thereunder. All distributions and withdrawals from the Plan shall be governed by and made in accordance with this Article VI.

     VI.3. Benefit Upon Termination of Employment - A Participant whose employment with the Employer is terminated shall be entitled to receive the entire amount then credited to his Account established under this Plan.

     VI.4. Postponed Retirement - If a Participant continues to be employed by the Employer after reaching his Normal Retirement Date, the retirement date of such Participant shall be the date on which such Participant actually does retire. During any period of service occurring after retirement is thus postponed past the Normal Retirement Date, the Participant shall continue to participate in accordance with the applicable provisions of the Plan. If a Participant continues to be employed by the Employer beyond his Normal Retirement Date, the Employer shall promptly notify the Committee of such employment.

     VI.5. Method and Timing of Distributions

     (a) Consent to Early Distribution(a) Consent to Early Distribution(a) Consent to Early Distribution - No distribution shall be made to a Participant unless the Participant consents to the distribution, or unless the value of the Participant's interest in the Trust Fund does not exceed (or at the time of any prior distribution (i) in plan years beginning before August 6, 1997, did not exceed $3,500 or (ii) in plan years beginning after August 5, 1997, did not exceed) $5,000, provided, however, that if the value of a Participant's interest in the Trust Fund exceeds the applicable dollar threshold and upon Termination of Employment, such Participant does not


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consent to the distribution of such interest, then such interest shall not be distributed prior to the earlier of (1) the Participant's death or (2) the Participant's attainment of age 65.

     (b) Timing of Distribution(b) Timing of Distribution(b) Timing of Distribution - Unless a Participant files with the Committee, and the Committee approves, an express written request to the contrary specifying the time and form of distribution, the distribution to a Participant of his benefits under this Plan shall commence no later than the 60th day after the close of the Plan Year in which the latest of the following events occurs:

     (i)   the Participant reaches his Normal Retirement Date;

     (ii) the tenth (10th) anniversary of the year the Participant commenced his participation in the Plan; or

     (iii) prior to January 1, 1989, the Participant terminates his service with the Employer. In no event, however, shall the distribution to a Participant of his benefits under the Plan commence later than the Participant's Required Beginning Date.

     (c) Mode of Distribution(c) Mode of Distribution(c) Mode of Distribution Subject to the rules of this Article VI the method of distribution shall be selected by the Participant (or former Participant or Beneficiary) on a form prescribed by the Committee. Notwithstanding anything to the contrary set forth herein, if any distribution of a Participant's Account includes amounts held in the Company Stock Fund, the Participant (or, in the event of the Participant's death, his Beneficiary) may elect to receive the amount held in the Company Stock Fund in whole shares of Fiserv, Inc. common stock, rather than cash, with fractional shares distributed in cash. Such election shall be made by filing such form as prescribed by the Committee. In the absence of such election, the distribution of the portion of the Participant's Account invested in the Company Stock Fund shall be made in cash.

     (d) Minimum Distribution Rules(d) Minimum Distribution Rules(d) Minimum Distribution Rules - If distributions are made to a Participant in a mode of distribution other than a single lump sum, the amount to be distributed each year must be at least an amount equal to the quotient obtained by dividing the Participant's entire nonforfeitable interest in the Trust Fund by the life expectancy of the Participant and his Beneficiary. Life expectancy and joint and last survivor expectancy shall be computed by the use of the return multiples contained in Section 1.72-9 of the Income Tax Regulations. For purposes of this computation, a Participant's life expectancy may be recalculated no more frequently than annually; the life expectancy of a nonspouse beneficiary, however, may not be recalculated. If the Participant's spouse is not his Beneficiary, any mode of distribution selected must assure that at least fifty percent (50%) of the present value of the Participant's nonforfeitable interest in the Trust Fund is paid within the life expectancy of the Participant.

     If a Participant dies after distribution of his benefits under the Plan has commenced but before his entire nonforfeitable interest in the Trust Fund has been distributed, the remaining portion of his nonforfeitable interest shall continue to be distributed at least as rapidly as under the mode of distribution being used prior to the


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Participant's death. If a Participant dies before distribution of his benefits under the Plan has commenced, his entire nonforfeitable interest in the Trust Fund shall be distributed no later than five (5) years after his death except to the extent that an election is made by the Beneficiary (or Beneficiaries) to receive distributions in accordance with (i) or (ii) below:

     (i) If any portion of the Participant's benefits is payable to a designated Beneficiary, distributions may be made in substantially equal installments over the life or life expectancy of the designated Beneficiary commencing no later than one (1) year after the Participant's death;

     (ii) If the designated Beneficiary is the Participant's surviving spouse, the date distributions are required to begin in accordance with (i) above shall not be earlier than the date on which the Participant would have attained age 70-1/2, and, if the spouse dies before payments begin, subsequent distributions shall be made as if the spouse had been the Participant. For purposes of the preceding sentence, payments shall be calculated by use of the return multiples specified in Section 1.72-9 of the Income Tax Regulations. Life expectancy of a surviving spouse may be recalculated annually; in the case of any other designated Beneficiary, however, such life expectancy shall be calculated at the time payments first commenced without further recalculation.

     For purposes of this subsection, any amount paid to a child of a Participant shall be treated as if it had been paid to the surviving spouse of the Participant if the amount becomes payable to the surviving spouse when the child reaches the age of majority.

     VI.6. Recipients Under Legal or Other Disability - In the event a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his person or of his estate is judicially appointed, any benefits to which such Participant or Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of his person or his estate. Except as provided in this Section, when, in the opinion of the Committee, a Participant or Beneficiary is sufficiently incapacitated to be unable to manage his financial affairs, the Committee may direct the Trustee to make payments or distributions to his legal representative or to a relative or friend of such person for his benefit, or the Committee may direct the Trustee to make payments or distributions for the benefit of the Participant or his Beneficiary in any way the Committee, in its sole and exclusive discretion, shall determine.

     VI.7. Normal Mode of Distribution - Unless an alternative mode of distribution is properly elected, any amount that a Participant (or Beneficiary) is entitled to receive under the Plan shall be distributed in the form of a Qualified Joint and Survivor Annuity.

     (a) Qualified Joint and Survivor Annuity - means a monthly benefit (which is actuarially equivalent to a Participant's nonforfeitable interest in his or her accounts under the Plan) that is immediately payable


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for the life of the Participant and, upon the Participant's death, if such
Participant is survived by the spouse to whom the Participant was married at his or her Annuity Starting Date, for the life of such spouse in an amount equal to 50% of the benefit payable to the Participant. The benefit payable under a Qualified Joint and Survivor Annuity to a Participant's spouse shall not be terminated on account of such spouse's remarriage. In the case of a Participant who is not married at his or her Annuity Starting Date, a Qualified Joint and Survivor Annuity means an annuity for the life of the Participant.

     (b) Election to Waive Qualified Joint and Survivor Annuity - A Participant may elect to waive distribution of benefits in the form of a Qualified Joint and Survivor Annuity and may select one of the alternative forms of benefit provided that:

     (1) he or she makes an election in writing during the Election Period described below;

     (2) the election clearly indicates that the Participant is electing to receive his or her benefit under the Plan in a form other than a Qualified Joint and Survivor Annuity;

     (3) in the case of a Participant who is married, the Participant's spouse consents in writing to the election;

     (4) the election designates a form of benefit and beneficiary, if applicable, that may not be changed without the consent of the Participant's spouse, unless the consent of the Participant's spouse expressly permits changes to such designation without any requirement of further consent by the Participant's spouse;

     (5) the spouse's consent acknowledges the effect of such election and the spouse's right to limit consent to a specific beneficiary and a specific alternative form of benefit; and

     (6) the spouse's consent is witnessed by a Plan representative or a notary public.

The spousal consent described above shall be effective only with respect to the spouse who consents and shall be irrevocable with respect to the election to which it applies. Such spousal consent shall not be required if it is established to the satisfaction of the Committee that the otherwise required spousal consent may not be obtained because either there is no spouse or the spouse cannot be located, or because of other circumstances as provided in applicable Treasury Regulations.

     The election to waive the Qualified Joint and Survivor Annuity may be revoked by the Participant in writing at any time during the Election Period, and another election (including the election of a Qualified Joint and Survivor Annuity) may be made at any time during the Election Period.

     (c) Information Required to be Furnished - No less than 30 days and no more than 90 days prior to the Annuity Starting Date, the Committee shall provide to each Participant (by mail or by personal delivery) a written explanation of the joint and survivor annuity provisions of the Plan. Such explanation shall: (1) describe the terms and conditions of the Qualified Joint and Survivor Annuity;
(2) explain the right to make and the effect of an election to waive the Qualified Joint and Survivor Annuity and the effect of such election; (3) explain the rights of the Participant's spouse under the Plan, including the requirement of his or her consent to an alternative form of


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benefit; and (4) the right to make and the effect of a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

     The Annuity Starting Date for a distribution in a mode other than a Qualified Joint and Survivor Annuity may be less than 30 days after receipt of the written information described in the preceding paragraph provided: (i) the Participant has been provided with information that clearly indicates that the Participant has at least 30 days to consider whether to waive the Qualified Joint and Survivor Annuity and elect (with spousal consent) an alternative mode of distribution; (ii) the Participant is permitted to revoke any affirmative distribution election at least until the Annuity Starting Date or, if later, at any time prior to the expiration of the 7-day period that begins the day after the explanation of the Qualified Joint and Survivor Annuity is provided to the Participant; and (iii) the Annuity Starting Date is a date after the date the written explanation was provided to the Participant.

     The Committee shall also furnish such Participant with notice of the availability of: (i) a written explanation of the terms and conditions of a Qualified Joint and Survivor Annuity; and (ii) information concerning the financial effect upon the particular Participant's benefit of making an election not to receive his or her benefit in such form. If the Participant requests such explanation or additional information, such explanation or information shall be mailed or personally delivered to him or her within 30 days of such request. The Committee shall be required to respond only to the first such request.

     (d) Election Period - For purposes of this Section, means the 90-day period ending on the Participant's Annuity Starting Date. If a Participant requests the explanation or additional information, payment of the benefit shall not start prior to 90 calendar days after the date on which such explanation or additional information is personally delivered or mailed to the Participant. If the commencement of payment of the benefit to a Participant is delayed beyond such Participant's Normal Retirement Date, the benefit shall be paid retroactively to his or her Normal Retirement Date. In any event, the election of the Participant and the consent of the Participant's spouse, if any, must be obtained not more than 90 days before the Annuity Starting Date.

     VI.8. Alternative Modes of Distribution - A Participant who properly waives the Qualified Joint and Survivor Annuity may elect one of the alternative modes of distribution. Such alternative modes of distribution shall be actuarially equivalent to the Participant's nonforfeitable interest in his Account under the Plan.

     (a) Life Annuity - Under this form, a Participant receives periodic payments, not less frequently than annually, during his lifetime, terminating with the payment coinciding with or immediately preceding the date of his death.

     (b) Joint and 100% Survivor Annuity - Under this form, a Participant receives periodic payments, not less frequently than annually, during his lifetime. After the Participant's death, payments continue, in an amount equal to 100% of the Participant's benefit, to his beneficiary. Benefit payments under this form shall terminate with the periodic payment coinciding with or immediately preceding the date of death of the last to die of the Participant and his Beneficiary.


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    (c) Single Lump Sum - Under this form, a Participant receives his or her benefit in a single lump sum payment in cash or property.

    (d) Installments - Under this form, a Participant receives his benefit in installments payable at least annually for a period of years that shall not be greater than or equal to the Participant's life expectancy determined as of his Annuity Starting Date. All such installments shall be paid in cash. The frequency of the installments shall be determined by the Participant, but shall be made no less frequently than annually.

    (e) CUSA/SIS Annuity Options - With respect to those Participants whose accounts under the Plan are attributable to contributions and allocations accumulated under the CUSA Technologies, Inc. 401(k) Plan and Trust and the Specialty Insurance Service Profit Sharing and Retirement Plan, the following additional alternative modes of distribution shall be available:

    (1) Life Annuity With Certain Period - Under this form, a Participant receives periodic payments during his lifetime. If the Participant dies after the Annuity Starting Date, but before payments have been made for a certain period (as elected by the Participant), the remaining payments for that certain period will continue to be made to the Participant's Beneficiary. In selecting this mode of distribution, the Participant shall elect (i) the length of the certain period (5, 10 or 15 years), and (ii) whether the remaining payments are to be paid as due to the Beneficiary or commuted and paid in a single sum.

    (2) Single Life Installment Refund Annuity - Under this form, a Participant receives periodic payments during his lifetime. If the Participant dies after his Annuity Starting Date and before the periodic payments to him equal the amount paid for the annuity contract (the "Annuity Premium"), then periodic payments will continue to his Beneficiary until the total of the periodic payments made equal the Annuity Premium.

    (3) Survivorship Annuity with Installment Refund - Under this form, a Participant receives periodic payments during his lifetime. If the Participant dies after his Annuity Starting Date, a fraction of the periodic payment will be continued to the contingent annuitant named by the Participant for the life time of the contingent annuitant. If both the Participant and the contingent annuitant after commencement but before an amount equal to the Annuity Premium has been paid out, then periodic payments will continue to his Beneficiary until the total of the periodic payments made equal the Annuity Premium. The periodic payments to the Beneficiary will be made in the same amount so the last periodic payment made prior to the date the first periodic payment to the Beneficiary is due. In selecting this mode of distribution, the Participant shall elect (i) the fraction of the periodic payment that is to continue to the contingent annuitant (1/3, 2/3, or 1) and (ii) the name and date of both the contingent annuitant.

     VI.9. Annuity Purchase Rules - If the Participant's benefit under the Plan is to be paid in the form of an annuity, then the Committee shall apply the Participant's entire accounts to the purchase of an annuity contract from an insurance company providing the requisite form of benefit, which may be distributed to the Participant. If such annuity contract is not owned by the Trustee, such annuity contract shall be non-transferable within the meaning of Code Section 401(g). If a Participant dies prior to the purchase of an annuity contract, the Committee shall distribute to the Participant's beneficiary or beneficiaries the entire remaining balance of the Participant's interest in the Plan.

     VI.10. Designation of Death Beneficiary - Each Participant shall designate the Beneficiary for the benefits provided on his death under the Plan. Such designation may be changed from time to time. All designations shall be made on forms provided by and filed with the Committee.

     A married Participant may designate a Beneficiary other than his spouse if such spouse consents in writing to such designation. Such consent shall acknowledge the effect of such designation and must be witnessed by a Plan representative or a notary public. No such designation shall be effective if the Beneficiary may be changed without the consent of the spouse, unless the spouse's consent expressly permits changes in beneficiary designations by the Participant without any requirement of further consent of the spouse. Any consent by a spouse under this Section shall be effective only with respect to such spouse.

     In the absence of an otherwise effective designation, death benefits shall be payable in the following order of priority:

     (a)    to the Participant's spouse, or if there is none;

     (b)    to his surviving issue per stirpes;

     (c)    to the Participant's estate.


     VI.11. Death of Participant Prior to Retirement

     (a)    Required Form of Death Benefit

     (1) Married Participant - If a Participant is married and dies prior to what would otherwise have been his or her Annuity Starting Date, 100% of the Participant's nonforfeitable interest in the Plan shall be distributed to his surviving spouse in the form of a Qualified Preretirement Survivor Annuity, unless:

     (i) the total value of the Participant's interest in the Plan does not exceed $5,000;

     (ii) a valid alternative beneficiary designation has been made consistent with the requirements of Subsection (a)(5); or

     (iii)  an alternative form of death benefit is selected.

     The term "Qualified Preretirement Survivor Annuity" means a benefit which is (A) payable not less frequently than annually, (B) actuarially equivalent to 100% of the balance of the Participant's nonforfeitable interest in the Plan as of his or her date of death, and (C) payable for the life of the surviving spouse of the Participant. The Plan Administrator shall apply such nonforfeitable interest to the purchase of a Qualified Preretirement Survivor Annuity contract for the life of such spouse and deliver the contract to the spouse. The benefit payable to the surviving spouse shall not be terminated on account of such spouse's remarriage.

     Notwithstanding the foregoing, if the Participant's nonforfeitable interest in the Plan exceeds $5,000, a Qualified Preretirement Survivor Annuity shall not begin to be paid to the surviving spouse prior to the later of (1) what would have been the Participant's Normal Retirement Date or (2) the date the Participant would have attained age 62, unless the surviving spouse consents to an earlier commencement of payments in writing. Such written consent must not be made more than 90 days before the Annuity Starting Date. If this required consent is not obtained, payment of a Qualified Preretirement Survivor Annuity under this Section shall commence on the first day of the month coincident with or immediately following the later of (1) what would have been the Participant's Normal Retirement Date or (2) the date the Participant would have attained age 62.

     (2) Non-Spouse Beneficiary - If the Participant is unmarried at the time of his death, or if a married Participant designates a non-spouse Beneficiary for the benefits provided on his death, the Participant's nonforfeitable interest in the Plan shall be distributed to his Beneficiary in the form of a single lump sum payment in cash or property to the Participant's beneficiary by December 31 of the calendar year which contains the fifth anniversary of the Participant's death.

     (3) Information Required to be Furnished(3) Information Required to be Furnished(3) Information Required to be Furnished - Within the Applicable Period, the Committee shall provide to each Participant (by mail or by personal delivery) a written explanation of the Qualified Preretirement Survivor Annuity. Such explanation shall contain information comparable to the explanation of the Qualified Joint and Survivor Annuity. For purposes of this subsection, the term "Applicable Period" generally means whichever of the following period ends last:

     (i) the period beginning with the first day of the Plan Year in which the Participant attains age 32 and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age 35; or

     (ii) the one-year period ending on the first anniversary of the Participant's entry date.

     In the case of a Participant who separates from the service of the Employer prior to attaining age 35, the term "Applicable Period" means the period beginning one year prior to such separation from service and ending one year after such separation from service. (4) Small Benefits - Notwithstanding the foregoing, if upon the Participant's death, the value of his nonforfeitable interest in the Plan does not exceed $5,000, his or her nonforfeitable interest in the Plan shall be distributed in the form of a single lump sum payment in cash or property to his Beneficiary by December 31 of the calendar year which contains the fifth anniversary of the Participant's death.

    (5) Waiver of Qualified Preretirement Survivor Annuity - A Participant may waive the Qualified Preretirement Survivor Annuity only by making a "Qualified Election" within the Election Period. An election shall be a Qualified Election if: (a) the Participant's spouse consents in writing to the election; (b) the election designates a specific beneficiary, including any class of beneficiaries or any contingent beneficiaries, which may not be changed without spousal consent (or the spouse expressly permits designations by the Participant without any further spousal consent); (c) the spouses's consent acknowledges the effect of the election; and (d) the spouse's consent is witnessed by a Plan representative or notary public. If it is established to the satisfaction of the Committee that there is no spouse or that the spouse cannot be located, a waiver will be deemed a Qualified Election. Any consent by a spouse to an election (or establishment that the consent of a spouse may not be obtained) shall be effective only with respect to such spouse. An election that permits designations by the Participant without any requirement of further consent by such spouse must acknowledge that the spouse has the right to limit consent to a specific beneficiary, and a specific form of benefit where applicable, and that the spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the spouse at any time before the commencement of benefits. The number of revocations shall not be limited. No consent obtained under this provision shall be valid unless the Participant has received notice as provided in Subsection
(a)(3).

     The Election Period shall be the period which begins on the first day of the Plan Year in which the Participant attains age 35 and ends on the date of the Participant's death. If a Participant separates from service prior to the first day of the Plan Year in which age 35 is attained, with respect to the account balance as to the date of separation, the Election Period shall begin on the date of separation. A Participant who will not yet attain age 35 as of the end of any current Plan Year may make a special Qualified Election to waiver the Qualified Preretirement Survivor Annuity for the period beginning on the date of such election and ending on the first day of the Plan Year in which the Participant will attain age 35. Such election shall not be valid unless the Participant receives a written explanation of the Qualified Preretirement Survivor Annuity in such terms as are comparable to the explanation required under Subsection(a)(3). Qualified Preretirement Survivor Annuity coverage will be automatically reinstated as of the first day of the Plan Year in which the Participant attains age 35. Any new waiver on or after such date shall be subject to the requirements of this Subsection.

     (b) Alternative Forms of Death Benefit

     (1) Lump Sum (Spouse Beneficiary) - If the beneficiary is the surviving spouse of the Participant, the Beneficiary may elect that the Participant's nonforfeitable interest in the Plan be distributed in the form of a single lump sum payment in cash or property. Any such election shall be made in writing within 90 days prior to the payment of the benefit and shall clearly indicate that the surviving spouse is electing to receive his benefit under the Plan in a lump sum. The election made by a surviving spouse under this Section shall acknowledge the effect of such election and shall be witnessed by a representative of the Plan Administrator or a notary public. The election may be revoked in writing before the lump sum payment is made. Payment of the benefit under this Section shall be made within a reasonable time after the close of the Plan Year in which the Participant's death occurs but no later than the December 31 of the calendar year which contains the fifth anniversary of the Participant's death.

     (2) Annuity (Non-spouse Beneficiary) - If (i) the Participant is unmarried at the time of his death or the Participant has made a valid alternative Beneficiary designation, and (ii) the amount of the benefit exceeds $5,000, the beneficiary may elect that the Plan Administrator apply the Participant's nonforfeitable interest in the Plan (allocable to such beneficiary) to the purchase of an annuity contract for the life of such beneficiary. The Plan Administrator shall deliver such contract to the beneficiary, provided that the first payment be made on or before December 31 of the year following the calendar year in which the Participant died.

     VI.12. Death of Participant After Retirement - If the Participant dies after his or her Annuity Starting Date, payments to his Beneficiary (or Beneficiaries) shall be made in accordance with the following rules.

     (a) Annuity Contract Distributed--No Benefit Payable - If the Participant has elected to receive benefits in the form of an annuity and an annuity contract has been distributed to such Participant, no further benefits are payable hereunder.

     (b) Death Benefits Payable Under the Plan - If subsection (a) does not apply, the death benefit payable to the Beneficiary shall be paid in a form consistent with the normal mode of distribution or alternative mode of distribution, as selected by the Participant prior to the Annuity Starting Date.

     Notwithstanding the preceding paragraph, distributions of death benefits shall be subject to the following limitations and shall otherwise comply with Code Section 401(a)(9) and the regulations thereunder:

     (1) If distributions of the Participant's benefits under the Plan have begun and the Participant dies before his entire nonforfeitable interest in the Plan has been distributed to him the remainder of such interest shall be distributed to the Participant's Beneficiary at least as rapidly as under the form of distribution selected by the Participant prior to the Annuity Starting Date.

     (2) If the Participant dies before any distribution of his or her benefits under the Plan has been made, the entire nonforfeitable interest of such Participant shall be distributed by December 31 of the calendar year in which occurs the fifth anniversary of the Participant's death, except to the extent permitted in accordance with (i) and (ii) below:

     (i) if any portion of the Participant's interest in the Plan is payable to a Beneficiary, distributions may be made (A) over the life or over a period certain not greater than the life expectancy of the Beneficiary and (B) commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died; and

    ii) if any portion of the Participant's interest in the Plan is payable to a Beneficiary and the Beneficiary is the Participant's surviving spouse, the date distributions are required to commence shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year in which the Participant died or (B) December 31 of the calendar year in which the Participant would have attained age 70- 1/2.

    VI.13. In-Service Withdrawals

    (a) Restriction on Withdrawals - Subject to Section 13.4(d) and except as provided in Sections 6.18 and 6.19, no amount may be withdrawn by a Participant from his Account pursuant to this Section unless the Participant has either attained age 59- 1/2 or is able to demonstrate financial hardship to the satisfaction of the Committee. Distributions made under this Section are subject to the spousal consent requirements contained in Code Sections 401(a)(11) and 417.

    (b) Financial Hardship - (i) Upon written application to the Committee by a Participant, (1) all or any part of the amount (other than earnings) credited to a Participant's Savings Account and (2) all or any part of the amount credited to a Participant's Matching Account and Employer Contribution Account, may, subject to approval by the Committee, be distributed to the Participant in cash if such distribution is (x) made on account of an immediate and heavy financial need of the Participant and (y) necessary to meet such financial need, as determined by the Committee in accordance with clauses (ii) and (iii) below and with regulations issued by the Secretary of Treasury.

   (ii) For purposes of this Section 6.13(b), a distribution will be deemed to be made on account of an immediate and heavy financial need if the distribution is on account of:

           (1) medical expenses described under Code Section 213(d) previously incurred by or necessary to obtain medical care for the Participant, the Participant's spouse or the Participant's dependents (as defined in Code Section 152);

           (2) the purchase (excluding mortgage payments), of the Participant's principal residence;

           (3)   the payment of tuition, related
                 educational fees, and room and board expenses for the next twelve (12) months of post-secondary education for the Participant, the Participant's spouse or the Participant's dependents (as defined in Code Section 152);

           (4) the Participant's need to prevent the eviction of the Participant from his principal residence or the foreclosure on the mortgage on the Participant's principal residence; or

           (5) such other events that the Commissioner of the Internal Revenue Service specifies, through the publication of revenue rulings, notices, and other documents of general availability, as giving rise to an immediate and heavy financial need.

                   For purposes of this clause (ii), the Committee may rely on representations by the Participant that a distribution hereunder is necessary to satisfy the immediate and heavy financial needs of the Participant.

         (iii) For purposes of this Section 6.13(b), a distribution will be deemed necessary to satisfy a financial need if:

           (1) the distribution is not in excess of the amount of the need arising under clause (ii) above;

           (2) the Participant has obtained all distributions other than hardship distributions, and all nontaxable loans that are currently available under the Plan and all other plans (whether qualified or non-qualified) maintained by the Employer; and

           (3) the Participant may not make Code Section 401(k) contributions to the Plan (or, except as otherwise set forth pursuant to Code Section 401(k), similar contributions to another plan maintained by the Employer) for the twelve month period beginning on the date the Participant receives a distribution pursuant to this Section 6.13(b).

            Notwithstanding the foregoing, the amount of a withdrawal on account of financial hardship under this Section 6.13 may include the amount of any income tax and/or penalties which may arise on account of such distribution.

           (c) Withdrawal After Age 59- 1/2 - At any time after attaining age 59- 1/2, a Participant may request a withdrawal from his Account up to an amount equal to the balance then credited to such Account, by filing a written request with the Committee specifying the amount of the withdrawal.

           VI.14.  Loans

           (a) Trustee May Make Loans - The Trustee shall make loans to Participants and beneficiaries pursuant to the terms and conditions set forth in this Section and any additional rules that may be adopted by the Committee. Such loans shall be made available to all Participants and beneficiaries on a reasonably equivalent basis.

           (b) Loan Applications - The Committee shall establish reasonable rules of uniform application regarding the form, time and manner for making loan applications, which may include procedures for telephonic or other paperless means of transmitting loan applications. The Committee may require that certain types of loan applications be in writing, signed by the applying Participant or beneficiary and submitted to the Committee. The spouse of a Participant shall consent in writing to the loan application submitted by the Participant and must acknowledge the use of the Participant's interest in the Plan as security for the loan. The consent of the spouse under this Section shall be witnessed by a Plan representative or a notary public. Such consent shall be binding on the consenting spouse and on any subsequent spouse with respect to that loan. The application of the Participant and the consent of the spouse, if required, or the application of a beneficiary shall be executed within 90 days prior to the making of the loan. A new spousal consent shall be required if the Participant's Account is used for renegotiation, extension, renewal, or other revision of the loan.

            (c) Amount of Loan - The dollar amount of a loan to any Participant, or beneficiary, when added to any other loans granted under this Section, shall not exceed the lesser of:

           (1) $50,000, reduced by the excess (if any) of (x) the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which such loan was made, over (y) the outstanding balance of loans from the Plan on the date on which such loan was made; or

           (2) one-half of the current market value of the vested and nonforfeitable balance credited to such Participant's separate account under the Plan.

            The Committee, pursuant to nondiscriminatory uniform rules of general application, may impose a minimum loan amount requirement and may limit the maximum number of loans which may be outstanding under the Plan.

           (d) Term and Interest Rate - The term of any loan granted under this Section shall not exceed five years except in the case of a loan used to acquire a dwelling unit which, within a reasonable time, is to be used as a principal residence of the Participant. The unpaid balance of any such loan shall bear a reasonable rate of interest. The loan must be repaid in substantially level payments (with payments not less frequently than quarterly) over the term of the loan. Notwithstanding the preceding sentence, any such loan shall be immediately repayable at the option of the Committee in the event the borrower's employment with the Company is severed.

           (e) Promissory Note Required - Each such loan shall be evidenced by a promissory note or notes, and each such note or notes shall be in such form and contain such terms and conditions as the Committee shall require. The endorsement of a loan check or checks by an applying Participant or beneficiary shall constitute such Participant's or beneficiary's agreement to the terms and conditions of the loan as evidenced by the promissory note or notes.

           (f) Security - Each loan to a Participant or beneficiary under this Section must be adequately secured by the Participant's or beneficiary's nonforfeitable interest in the Plan. No more than 50% of the Participant's or beneficiary's nonforfeitable interest in the Plan (other than such Participant's sub-account established under Section 4.1(a) for any deductible voluntary contributions made prior to April 16, 1987) may be considered by the Plan as security for the outstanding balance of all Plan loans made to that Participant or beneficiary.

            On default, the balance of the amount owed by a Participant or beneficiary may be charged by the Committee or Trustee against such Participant's or beneficiary's interest and, if applicable, against the Participant's spouse's interest, in the Plan. However, foreclosure on a note and attachment of security shall not occur until a distribution under the Plan occurs. If any balance remains owing on the loan after the balance of the amount owed has been charged against such interest in the Plan, such Participant or beneficiary shall remain liable for such remaining balance and the Committee or Trustee may take any action it deems advisable to collect such remaining balance from such Participant or beneficiary.

           (g) Directed Investment - Any application for a loan under this Section shall constitute a direction by the Participant or beneficiary that his or her nonforfeitable interest in the Plan be invested in such loan. If a loan is made under this Section, the value of a Participant's account shall be adjusted as of each valuation date to reflect any principal and interest credited to such account as a result of the repayment of the loan by the Participant or beneficiary hereunder.

           (h) Limitation - Notwithstanding anything to the contrary set forth in the Plan, loans from the Plan shall be available for and made only to those Participants and beneficiaries of the Plan who are "parties in interest" within the meaning of ERISA Section 3(14).

           VI.15.   Rollovers

           (a) In General - Notwithstanding any provision of the Plan to the contrary, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

           (b)      Definitions

            Eligible rollover distribution - An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

            Eligible retirement plan - An eligible retirement plan is an individual retirement account described in Code Section 408(a); an individual retirement annuity described in Code Section 408(b); an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

            Distributee - A distributee includes a Participant or Former Participant. In addition, the Participant's or Former Participant's surviving spouse and the Participant's or Former Participant's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

            Direct rollover - A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

           VI.16. Distributions Under Qualified Domestic Relations Order - The Plan specifically permits distributions to an alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), at any time, irrespective of whether the Participant has attained his earliest retirement age, as defined in Code Section 414(p), under the Plan. A distribution to an alternate payee before the Participant's earliest retirement age, as defined in Code Section 414(p), is available only if:

           (a) the order specifies distributions at that time or permits an agreement between the Plan and the alternate payee to authorize an earlier distribution; and

           (b) if the present value of the alternate payee's benefits under the Plan exceeds $5,000, and the order requires, the alternate payee consents to any distribution occurring before the Participant's attainment of earliest retirement age, as defined in Code Section 414(p).

           Nothing in this Section shall permit a Participant a right to receive a distribution at a time otherwise not permitted under the Plan nor shall it permit the alternate payee to receive a form of payment not permitted under the Plan.

           VI.17. Transfers From Money Purchase Pension Plans; Protected Benefits - Notwithstanding any provision of this Plan to the contrary, to the extent that any optional form of benefit under this Plan permits a distribution prior to the employee's retirement, death, disability, or severance from employment, and prior to plan termination, the optional form of benefit is not available with respect to benefits attributable to assets (including the post-transfer earnings thereon) and liabilities that are transferred, within the meaning of Code Section 414(l), to this Plan from a money purchase pension plan qualified under Code Section 401(a) (other than any portion of those assets and liabilities attributable to voluntary employee contributions).

           VI.18. Inservice Withdrawal of Voluntary Nondeductible Employee Contributions - In accordance with uniform and non-discriminatory rules, a Participant may make a written request to the Committee for a withdrawal of all or a portion of his or her voluntary nondeductible employee contributions credited to his or her Voluntary Contribution Account maintained pursuant to
Section 4.1. The amount of such withdrawal shall not exceed the value of the Participant's Voluntary Contribution Account as of the Valuation Date coincident with or immediately preceding the request for withdrawal.

           Upon payment of such withdrawal by the Plan, the Committee shall charge such Participant's Voluntary Contribution Account with the amount of such withdrawal.

           VI.19. NDP Withdrawals of Rollover Contributions - Notwithstanding any provision of this

Plan to the contrary, a Participant with a Rollover Account attributable to rollover contributions made by the Participant while he participated in the Network Data Processing Corporation Savings & Retirement Plan may make a written request to the Committee for a withdrawal of all or a portion of such Rollover Account. The amount of such withdrawal shall not exceed the value of such Rollover Account as of the Valuation Date coincident with or immediately preceding the request for withdrawal.

           ARTICLE VII.  Trust Fund

           VII.1. Establishment of Trust - All contributions under this Plan shall be paid to the Trustee and deposited in the Trust Fund. All assets of the Trust Fund, including investment income, shall be retained for the exclusive benefit of Participants and Beneficiaries and shall be used to pay benefits to such persons or to pay administrative expenses of the Plan and Trust Fund to the extent not paid by the Employer and shall not revert to, or inure to, the benefit of the Employer.


           VII.2. Investment Direction by Participants - To the extent that a Participant exercises investment direction or control under Article IV, he shall not be deemed to be a Fiduciary with respect any such directed investments by reason of his exercise of such direction or control. To the extent permitted under Section 404(c) of ERISA, neither the Employer nor any person who is a Trustee or Investment Manager or who is otherwise a Fiduciary or Participant with respect to the Plan and Trust shall be liable for any loss attributable to such directed investments, or by reason of any breach of fiduciary responsibility which results from a Participant's exercise of direction or control over such investment, except to the extent otherwise mandated by applicable law.

     ARTICLE VIII.  Administration

             VIII.1. Board of Directors - The Employer shall be the Administrator of the Plan. Pursuant to the applicable provisions of the Plan and Trust, the Board of Directors shall be empowered and authorized to:

             (i) contract with the Trustee (or successor Trustee), insurance company, investment manager (as defined in ERISA and the Trust) or other investment advisor for the retention, investment, administration and management of part or all of the Trust Fund;

             (ii) establish a procedure for establishing and carrying out a funding policy and method consistent with the objectives of the Plan and Trust and the requirements of ERISA;

             (iii) select the particular investments available to Participants pursuant to Section 4.2 of the Plan;

             (iv)     amend and terminate the Plan and/or Trust;

             (v)      designate, appoint and remove members of the Committee;
and

             (vi) designate the Employer officer or officers who shall be empowered and authorized to review and pass upon appeals from determinations of the Committee. Except as may be imposed by law or specifically enumerated above, the Board shall have no other power, authority, duty or responsibility in connection with the administration, management or operation of the Plan or Trust.

             VIII.2.  Committee

             (a) Membership - The Board shall designate and appoint individuals to serve on the Committee for such terms as the Board shall determine or until their respective successors shall be appointed by the Board. The exclusive power to appoint and remove the members of the Committee shall reside in the Board. The members of the Committee shall receive no compensation for their services. The Employer may require at any time that members of the Committee be bonded. A member of the Committee may resign at any time by filing written notice of resignation with the Employer, the Trustee and the other members of the Committee. If and when there are three or more members serving upon the Committee, a vote of a majority of them, whether taken at a meeting or in writing without a meeting, shall govern any action of the Committee, and when there are two such members so serving they shall act only by unanimous agreement; provided, however, that a member of the Committee who is also a Participant under the Plan shall not vote or act upon any matter relating solely to himself but the other members of the Committee shall have the sole power to act with reference to any such matter. The Committee may by unanimous action authorize any one of its members to execute documents on behalf of the Committee, in which event the Committee shall notify the Trustee in writing of such action and the name of the member so designated; and the Trustee and any other person thereafter may accept or rely upon any document executed by such member as representing action of the Committee until the Committee shall file with the Trustee a written revocation of such designation.

           (b) Administration - The Committee shall be the "named fiduciary" of the Plan for purposes of ERISA and to the extent (if any) not otherwise provided in or by the Plan, shall have full authority to control and manage and to perform, delegate and/or allocate (among and to specific Committee members or others) the responsibilities for the operation and administration of the Plan as well as to perform or allocate the responsibility for any act necessary to comply with the objectives and requirements of ERISA and the Code, as the same from time to time may be interpreted and implemented through regulations or otherwise, excluding the power and authority expressly reserved to the Board as set forth in Section 8.1. Without limiting the generality of the foregoing, the Committee shall have the following powers and duties:

           (i) to require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;

           (ii) to make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

           (iii) to interpret the Plan and to resolve ambiguities, inconsistencies and omissions in its interpretation, such resolutions to be finally conclusive and binding on all parties affected thereby;

           (iv) to compute the amount and determine the manner of payment of benefits which shall be payable to any person in accordance with the provisions of the Plan;

           (v) to determine a person's status as an Employee, his eligibility for participation, his service and the amount and rate of his Compensation for any Plan Year and, subject to the appeal procedures provided for in Subsection (c) hereof, any such determination shall, for all purposes under this Plan, be final and conclusive upon all Employees, Participants, Former Participants, Beneficiaries, the Trustee and the Employer, as well as upon all other persons;

           (vi) to employ actuaries, attorneys, accountants and such other persons as it shall deem necessary or desirable for the administration of this Plan;

           (vii) to incur reasonable expenses necessary to the administration of the Plan, which expenses shall be paid from the Trust Fund unless paid by the Employer; and

           (viii) to make all decisions with respect to all investments, reinvestments, payments, distributions, voting of any shares held by the Trust and other transactions by the Trustee (including deciding on the particular investments available to Participants pursuant to Section 4.3), but only to the extent such responsibility is delegated to the Committee by the Board and is not otherwise provided for in the Trust;

           (ix) to exercise those powers, duties and responsibilities which may be imposed upon it by the provisions of the Trust; and

           (x) to authorize the Human Resources Administrator of each Employer to administer the Plan's loan program at such location.

           (c) Claims Procedures - The Committee shall make all determinations as to the right of any person to a benefit under the Plan. Any denial by the Committee of a claim for benefits under the Plan shall be stated in writing by the Committee and delivered or mailed to the person making such claim. Any such written denial shall set forth the specific reasons for the denial, written to the best of the Committee's ability in a manner that may be understood without legal or actuarial counsel. In addition, the Committee shall afford any person whose claim for benefits has been denied a reasonable opportunity for a review of the Committee's decision denying the claim by the Employer officer or officers designated by the Board pursuant to Section 8.1(v).

           (d) Records and Reports - The Committee shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and the Code and any government regulations thereunder relating to any records maintained in connection with the administration of the Plan and/or Trust and to the reporting and disclosure of information to any government agency and to Participants and their Beneficiaries.

           (e) Rules and Decisions - All rules and decisions of the Committee shall be uniformly and consistently applied to Participants and other persons claiming or entitled to hereunder in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant, Beneficiary, the Employer, the legal counsel of the Employer or the Trustee.

           (f)      Committee Procedures

           (i) The Committee may act at a meeting or in writing without a meeting. The Committee may elect one of its members as Chairman, appoint a Secretary, who may but need not be a Committee member, and advise the Trustee of such actions in writing. The Secretary may keep a record of all meetings and forward all necessary communications to the Employer or the Trustee. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. A Committee member who dissents with respect to any decision made by the Committee and who, within a reasonable time after he has knowledge of any action or failure to act by the Committee members voting affirmatively with respect to any such decision, registers his dissent in writing delivered to the other Committee members, shall not be responsible for any such action or failure to act, except to the extent mandated by the applicable provisions of ERISA.

           (ii) The Committee members may delegate to one or more agents or representatives the authority to sign or endorse checks, drafts, notes, insurance applications and optional settlements of life insurance or annuity policies, or other documents on behalf of the Committee; and, if there are several Committee members, they may delegate such authority to one or more of the Committee members, to act on behalf of all Committee members.

           (iii) The Committee shall issue directions to the Trustee or insurance carrier concerning all benefits which are to be paid from the Plan assets pursuant to the provisions of the Plan and shall represent that all such directions are in accordance with this Plan.

           (iv) If and for so long as the Trustee has been designated and appointed by the Board to perform the functions of the Committee, it may appropriately consolidate record keeping, eliminate duplication of functions and forego the issuance of directions and notifications which would otherwise be needed between a separate Committee and Trustee.

           VIII.3. Trustee - (or its successors), Investment Manager (as defined in ERISA and the Trust) or other investment advisor appointed by the Board pursuant to the provisions of the Plan or Trust shall not be parties to this Plan but shall be bound by the terms and conditions as may be set forth in and imposed by the Plan, the Trust and/or other applicable written documents.

          VIII.4. Allocation of Responsibility for Plan Administration Among Fiduciaries - The Plan's Fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given or contracted for by them under the Plan and/or the Trust.

          Each Fiduciary shall represent that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan and/or Trust authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any such direction, information or action of another Fiduciary as being proper under this Plan and/or Trust and is not required to inquire into the Propriety of any such direction, information or action. It is intended under this Plan and/or the Trust that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan and/or the Trust and shall not be responsible for any act or failure to act of another Fiduciary. Neither the Board, the Employer, the Committee, the Trustee nor any Fiduciary guarantees the assets of the Plan in any manner against investment loss or depreciation.

   ARTICLE IX.  Miscellaneous

     IX.1. Interest in Plan Assets - No Employee, former Employee, Participant or other person shall have any right to, or interest in, any part of the Plan assets upon termination of employment or otherwise, except as and only to the extent provided under this Plan. The Plan does not give an Employee any right to be retained in the employ of the Employer or any right to benefits under the Plan except those to which he is specifically entitled by the terms of the Plan. Except as ERISA may otherwise require, all payments of benefits provided for under this Plan shall be made only out of the Plan assets and such payment shall be a full and complete discharge of all liabilities under the Plan and neither the Board nor the Employer nor the Committee shall be liable therefor in any manner or to any extent.

     IX.2. Effect of Merger on Benefits - In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Plan to, any other Plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of this Plan, the Plan assets applicable to such Participants shall be transferred to the other Plan or trust fund only if:

     (i) each such Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated);

     (ii) resolutions of the Board of Directors and of the board of directors of any new or successor employer of the affected Participants shall authorize such transfer of assets and, in the case of the new or successor employer of the affected Participants, the resolutions of its board of directors shall include an assumption of liabilities with respect to such Participant's inclusion the new employer's plan; and

     (iii) such other plan and/or trust qualify under Code Sections 401(a) and 501(a).

     IX.3. Nonalienation of Benefits - Except as otherwise provided in this Section, the assets of the Trust Fund and any benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. The preceding sentence shall apply to the creation, assignment or recognition of a right to any amounts payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be either (i) a "qualified domestic relations order," as defined in Code Section 414(p), or (ii) a domestic relations order entered before January 1, 1985 which the Committee decides to treat as a qualified domestic relations order. The Committee shall have the responsibility to determine, in accordance with procedures adopted in conformance with Code Section 414(p), whether a particular domestic relations order constitutes a qualified domestic relations order.

ARTICLE X.  Amendment, Termination and Action by Employer

             X.1. Amendments - The Employer reserves the right to make from time to time and at any time any amendment or amendments to this Plan, provided, however, that in no event shall any such amendment cause any part of the Trust Fund to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their Beneficiaries.

             If the vesting provisions of the Plan are amended, each participant who has completed at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment, to have his Nonforfeitable percentage under the Plan computed without regard to such amendment. The period during which this election may be made shall commence with the date the amendment is adopted and shall end on the later of:

             (i)    sixty  (60) days after the amendment is adopted;

             (ii)   sixty  (60) days after the amendment becomes effective; or

             (iii) sixty (60) days after the Participant is issued written notice of the amendment by the Employer or the Committee.

             To the extent permitted by law, the Committee may amend, modify or alter the Plan in any respect or manner including, without limitation, in order to qualify the Plan under Code Section 401(a), to continue the Plan as so qualified, to meet the requirements of Code Section 401(k), or to comply with any other provision of law as long as the cost of such amendment to the Plan for the Plan Year with respect to which such amendment is effective does not exceed two percent (2%) of the Company's total Salary Reduction Contributions and Direct Employer Contributions for the Plan Year preceding the effective date of such amendment.

             X.2. Termination - The Employer reserves the right at any time to terminate this Plan (with or without terminating the Trust) or to suspend contributions to this Plan, pursuant to a duly adopted resolution of the Board and upon written notice to that effect to the Committee and to the Trustee; provided, however, that a contribution with respect to a Fiscal Year may not be suspended or reduced after the close of such Year. Upon such termination (including any partial termination) of the Plan or upon a complete discontinuance of contributions to the Plan by the Employer, all further contributions by the Employer to the Plan on behalf of the Participants with respect to whom the termination or discontinuance is effective, shall cease, the interests of such Participants in the Trust Fund shall become Nonforfeitable to the extent (if any) such interests are not already Nonforfeitable under the provisions of Articles III, IV and VII hereof. Thereafter, unless otherwise directed by the Committee or the Board, the Trustee shall hold, invest, reinvest and otherwise administer the Trust assets and any net income thereon for the benefit of, and eventual distribution to, the Participants (and their Beneficiaries) affected by such termination or discontinuance, at the time or times when such Participants and/or their Beneficiaries would have been entitled to receive such payments if the Plan were not so terminated resolution terminating the Plan or completely discontinuing contributions to the Plan had not been discounted or adopted.

             X.3. Action by Employer - Any action by the Employer under this Plan may be by resolution of its Board, or by any person or person duly authorized by resolution of said Board to take such action.

     ARTICLE XI.  Related Employers

             XI.1.    Adoption by Related Employer.

             (a) With the consent of Fiserv, Inc., any Related Employer may become a Participating Employer with respect to the Plan and the Trust Agreement established in connection therewith by delivering to the Committee and the Trustee:


             (1)      A written consent, duly executed and acknowledged:

                      (i)    adopting the Plan and Trust Agreement;

                      (ii) appointing the Committee as its agents and attorneys-in-fact for all purposes with respect to the Plan and Trust Agreement, including, without limitation, amending or terminating the Plan and Trust Agreement and giving or receiving notices, instructions, directions and other communications to the Trustee;

             (2) A duly certified copy of resolutions of the board of directors of the adopting corporation, or a similar document from the person or persons having the power to bind the partnership or other entity, authorizing the adoption of the Plan and the Trust Agreement and approving and authorizing the execution, acknowledgment and delivery of the written instrument described in Section 11.1(a)(1)(i) and (ii); and

             (3) A copy of a document evidencing Fiserv, Inc.'s consent to the adoption of the Plan and the Trust Agreement by such Related Employer.

             (b) Fiserv, Inc.'s consent to any adoption of this Plan and Trust Agreement shall be evidenced by:

             (1) written approval and consent to such adoption by the Committee or a representative thereof if such adoption would add to the Plan fewer than 100 eligible Employees on its effective date; or

             (2) a resolution of the Board of Directors approving and consenting to such adoption if such adoption would add 100 or more eligible Employees on its effective date.

             (c) In giving its consent to any adoption of the Plan and Trust Agreement under Section 11.1(b), Fiserv, Inc. or the Committee may make its consent subject to such terms and conditions as it may prescribe.

             (d) A Related Employer's discontinuance of its participation under the Plan may be voluntary or involuntary, partial or complete, as described below:

             (1) Any Related Employer which becomes a Participating Employer may, with the approval of the Committee or a representative thereof, elect, at any time, to discontinue its participation hereunder in whole or in part by filing written notice thereof with the Committee and specifying the group or groups of Participants affected by such election.

             (2) The Plan shall discontinue as to Participants of any Related Employer which is a Participating Employer in the event of the dissolution, merger, consolidation, or sale or other disposition of the business and assets or stock of such Related Employer, unless provision is made for the continuance of the Plan by a successor. In the event the Plan is discontinued pursuant to this Section 11.1(d), the Committee shall make such current or deferred distribution to the Participants affected by such discontinuance as it shall deem appropriate and in accordance with the provisions of the Plan; provided, however, if provision is made for the continuance of the Plan by a successor, the Committee shall, subject to the provisions of the Plan, direct that the portion of the Trust Fund allocable to such Participants be transferred to a successor qualified plan or funding medium covering such Participants.

     ARTICLE XII.  Top-Heavy Requirements

             XII.1. Generally - Because the Plan does not provide for any contributions or allocations of forfeitures to Participant accounts, and because the Plan provides for full and immediate vesting, the Plan automatically satisfies the minimum contribution and minimum vesting standards applicable to a top-heavy plan described in Code Section 416.

ARTICLE XIII.  Special Rules Applicable to the Company Stock Fund


               The Company Stock Fund shall be governed by the following provisions of this Article XIII:

               XIII.1. Voting Rights - The Company will make forms available to each Participant to instruct the Trustee with regard to the voting of any shares held in the Participant's Account. The Company will vote such shares only as directed by the Participant. If a Participant fails to give timely directions as to the voting of shares of stock of the Company held in a Participant's Account, the Company will vote such shares in the same proportion as it votes the shares for which the Company receives directions. The Company shall use its best efforts to timely distribute to each Participant such information as is distributed to other shareholders of the Company in connection with any such vote.

               XIII.2. Tender Offers - Each Participant shall have the right to direct the Company in writing as to the manner in which to regard to a tender or exchange offer with respect to any shares of the Company held in that Participant's Account. If the Company does not receive timely directions from a Participant as to the manner in which to respond to such a tender or exchange offer with respect to any shares of the Company held in the Participant's Account, then the Company shall not tender or exchange any such shares of stock of the Company. The Company shall use its best efforts to timely distribute to each Participant such information as is distributed to other shareholders of the Company in connection with any such tender or exchange offer.

               XIII.3. Transfers - A Participant may not transfer to the Company Stock Fund amounts already invested in any of the Vanguard Funds.

               XIII.4.   Insiders

               (a)       Definition of Insider - For purposes of this
Article XIII, "Insider" shall mean an officer, director or beneficial owner of more than 10% of the stock of the Company or any Related Employer, as determined by the Company.

               (b) Withdrawals By Insiders - An Insider may elect to withdraw amounts in accordance with Section 6.13, except that no amounts invested in the Company Stock Fund may be withdrawn.

               (c) Purchase of Shares - The Trustee will purchase shares of Fiserv, Inc. common stock on the open market. Cash temporarily awaiting investment in the Company Stock Fund will be invested in Vanguard Money Market-Reserves Prime Portfolio. Each business day the Trustee shall determine the approximate amount of cash available in the Company Stock Fund for the purchase of Fiserv, Inc. common stock. If the Trustee determines that sufficient cash is available on any business day to purchase a round lot of shares (increments of 100 shares), the Trustee will proceed to authorize the purchase of such shares on such business day. The purchase price for such shares shall be based upon the closing quoted sales price on such business day as listed on the national securities exchange on which shares of Fiserv, Inc. common stock are traded.

               (d)     Valuation of Company Stock Fund; Dividends

                       (1) The Company Stock Fund shall be valued based on a unit value method of accounting. The value of the Company Stock Fund at any time shall be based upon (i) the closing quoted sales price of shares of Fiserv, Inc. common stock held in the Company Stock Fund on the business day on which such valuation occurs as listed on the national securities exchange in which shares of Fiserv, Inc. common stock are traded and (ii) the current value of short-term investments of the Company Stock Fund held in Vanguard Money Market Reserves Prime Portfolio, increased by receivables of the Company Stock Fund and decreased by payables of such fund.

                       (2) All cash dividends declared on shares of Fiserv, Inc. common stock held in the Company Stock Fund will be recorded as a dividend receivable by the Company Stock Fund on the ex-dividend date. Cash dividends will be temporarily invested in Vanguard Money Market-Reserves Prime Portfolio until used to purchase shares of Fiserv, Inc. common stock.

     ARTICLE XIV.  Miscellaneous

           XIV.1. Gender and Number - Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and the definition of any term herein in the singular shall also include the plural.

           XIV.2. Headings - The headings of the various Articles, Sections and Subsections are inserted for convenience of reference and are not to be regarded as part of this Plan or as indicating or controlling the meaning or construction of any provision.

           XIV.3. Plan Provisions Controlling - To the extent permitted by law, in the event the terms or provisions of the Trust or of any summary or description of the Plan or of any agreement or any insurance policy or annuity contract issued thereby, or of any other instrument, are in any construction interpreted as being in conflict with the provisions of the Plan as herein set forth, the provisions of the Plan shall be controlling.

           XIV.4. Applicable Law - The provisions of the Plan shall be construed in accordance with the laws of the State of Wisconsin, to the extent not preempted by ERISA, the Code or other Federal law.

           XIV.5. Qualified Military Service - Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code
Section 414(u). Loan repayments will be suspended under this Plan as permitted under Code Section 414(u)(4).

                               TABLE OF CONTENTS





Section                                                                              Page
-------                                                                              ----

ARTICLE I.  Definitions and Construction............................................   1
       1.1.     1
       (a)     Annuity Starting Date................................................   1
       (b)     Approved Leave of Absence............................................   1
       (c)     Beneficiary..........................................................   1
       (d)     Board of Directors (or Board)........................................   1
       (e)     Code.................................................................   1
       (f)     Committee............................................................   1
       (g)     Company Stock Fund...................................................   1
       (h)     Effective Date.......................................................   2
       (i)     Employee.............................................................   2
       (j)     Employer.............................................................   2
       (k)     ERISA................................................................   2
       (l)     Fiduciaries..........................................................   2
       (m)     Fiscal Year..........................................................   2
       (n)     Fund (or Funds)......................................................   2
       (o)     Merger Date..........................................................   2
       (p)     Normal Retirement Date...............................................   2
       (q)     Participant..........................................................   2
       (r)     Plan.................................................................   3
       (s)     Plan Year............................................................   3
       (t)     Predecessor Plan.....................................................   3
       (u)     Related Employer.....................................................   3
       (v)     Required Beginning Date..............................................   3
       (w)     Restatement Date.....................................................   3
       (x)     Termination of Employment............................................   3
       (y)     Trust (or Trust Fund)................................................   3
       (z)     Trustee..............................................................   3
       (aa)    Valuation Date.......................................................   3
       (ab)    Vanguard Fund(s).....................................................   4
       1.2.    Plan Mergers.........................................................   4

ARTICLE II.  Participation and Service..............................................   5
       2.1.    Participation........................................................   5
       2.2.    Cessation of Participation...........................................   5

ARTICLE III. Contributions..........................................................   6
       3.1.    Contributions........................................................   6


ARTICLE IV.  Allocations and Adjustments to
               Participants' Accounts...............................................   7
       4.1.    Establishment of Separate Accounts...................................   7
       4.2.    Investment of Accounts; Participant Direction of Investments.........   8
       4.3.    Allocation of Earnings to Participants' Separate Account.............   9
       4.4.    No Rights Created by Allocation......................................   9






ARTICLE V.  Vesting........................................................................  10
   5.1.        Full Vest...................................................................  10

ARTICLE VI. Benefits.......................................................................  11
   6.1.        Determination of Participating Interest.....................................  11
   6.2.        Eligibility to Receive Benefits.............................................  11
   6.3.        Benefit Upon Termination of Employment......................................  11
   6.4.        Postponed Retirement........................................................  11
   6.5.        Method and Timing of Distributions..........................................  11
   (a)         Consent to Early Distribution...............................................  11
   (b)         Timing of Distribution......................................................  12
   (c)         Mode of Distribution........................................................  12
   (d)         Minimum Distribution Rules..................................................  12
   6.6.        Recipients Under Legal or Other Disability..................................  14
   6.7.        Normal Mode of Distribution.................................................  14
   6.8.        Alternative Modes of Distribution...........................................  17
   6.9.        Annuity Purchase Rules......................................................  19
   6.10.       Designation of Death Beneficiary............................................  19
   6.11.       Death of Participant Prior to Retirement....................................  19
   6.12.       Death of Participant After Retirement.......................................  23
   6.13.       In-Service Withdrawals......................................................  24
   6.14.       Loans.......................................................................  26
   6.15.       Rollovers...................................................................  29
   6.16.       Distributions Under Qualified Domestic Relations Order......................  30
   6.17.       Transfers From Money Purchase Pension Plans; Protected Benefits.............  30
   6.18.       Inservice Withdrawal of Voluntary Nondeductible Employee Contributions......  31
   6.19.       NDP Withdrawals of Rollover Contributions...................................  31

ARTICLE VII.  Trust Fund...................................................................  32
   7.1.        Establishment of Trust......................................................  32
   7.2.        Investment Direction by Participants........................................  32


ARTICLE VIII. Administration...............................................................  33
   8.1.        Board of Directors..........................................................  33
   8.2.        Committee...................................................................  33
   8.3.        Trustee.....................................................................  37
   8.4.        Allocation of Responsibility for Plan Administration Among Fiduciaries......  37

ARTICLE IX.  Miscellaneous.................................................................  38
   9.1.        Interest in Plan Assets.....................................................  38
   9.2.        Effect of Merger on Benefits................................................  38
   9.3.        Nonalienation of Benefits...................................................  38

ARTICLE X.  Amendment, Termination and Action by Employer..................................  40
   10.1.       Amendments..................................................................  40
   10.2.       Termination.................................................................  40
   10.3.       Action by Employer..........................................................  41

ARTICLE XI.  Related Employers.............................................................  42
   11.1.       Adoption by Related Employer................................................  42

ARTICLE XII. Top-Heavy Requirements........................................................  44





   12.1        Generally..............................................................  44

ARTICLE XIII.  Special Rules Applicable to the Company Stock Fund.....................  45
   13.1.       Voting Rights..........................................................  45
   13.2.       Tender Offers..........................................................  45
   13.3.       Transfers..............................................................  45
   13.4.       Insiders...............................................................  45
   (a)         Definition of Insider..................................................  45
   (b)         Withdrawals By Insiders................................................  46
   (c)         Purchase of Shares.....................................................  46
   (d)         Valuation of Company Stock Fund; Dividends.............................  46

ARTICLE XIV.   Miscellaneous..........................................................  47
   14.1.       Gender and Number......................................................  47
   14.2.       Headings...............................................................  47
   14.3.       Plan Provisions Controlling............................................  47
   14.4.       Applicable Law.........................................................  47
   14.5.       Qualified Military Service.............................................  47


                         FISERV PREDECESSOR - EMPLOYER
                                RETIREMENT PLAN


                         SCHEDULE A - PREDECESSOR PLANS




               Plan Name                         Merger Date
               ---------                         -----------


 Specialty Insurance Service Profit
        Sharing & Retirement Plan                 9/30/98


 CUSA Technologies, Inc. 401(k) Plan
        and Trust                                   TBD


 Automated Financial Technology, Inc.
        401(k) Profit Sharing Plan                  TBD


 Central Service Corporation
        Employees' Savings Plan and Trust           TBD